Exhibit 99.1

IDI GLOBAL, INC. FILES THEIR ANNUAL REPORT AND ANNOUNCES THE FILING OF A CHAPTER 11 REORGANIZATION CASE FOR THE COMPANY AND CERTAIN OF ITS SUBSIDIARIES

The Company Describes 2005 Goodwill Impairment

The Company Will Pursue Claims against HG Marketing and Mentoring of America

OREM, UT -- (MARKET WIRE) -- 04/20/2006 – IDI Global Inc. (OTCBB: IDIB) has filed its 2005 Annual Report on Form 10-KSB reflecting certain write-downs for impairment on goodwill and a write-off for a large receivable which the Company has been unable to collect.  IDI Global, Inc. also filed a Chapter 11 reorganization proceeding in Salt Lake City, Utah, for the Company and two of IDI Global’s wholly owned subsidiaries, namely, Chief Financial, Inc., and IDI Small Business, Inc., and a subsidiary of Chief Financial, Professional Consulting Services, Inc.  Several of IDI Global’s subsidiaries are not included in the Chapter 11 filings and will continue to operate outside of the reorganization proceedings.  The subsidiaries which will operate outside of Chapter 11 are Internet Development, Inc., IDI Technology, Inc., Sports Media International, Inc., and Worldwide Recruiting Solutions, Inc.

IDI Global, together with its auditors, determined that certain assets booked as goodwill on IDI Global’s balance sheet have not been performing and are unlikely to perform in the near future.  Among the non-performing assets requiring impairment are $1.5 million of goodwill related to Sports Media International, approximately $1.8 million of goodwill related to assets acquired from HG Marketing, Inc. and Mentoring of America, LLC, approximately $1.3 million of goodwill for Chief Financial, Inc., as well as a an unpaid receivable from New Connexions, Inc., totaling approximately $1.1 million dollars.  Certain smaller write-downs have also been identified and the appropriate adjustments have been made on IDI Global’s financial statements.  In the aggregate, IDI Global has recognized a impairment loss on goodwill of $4,791,884.

IDI Global recently responded to a lawsuit commenced by HG Marketing, Inc. (“HG”) and Mentoring of America, LLC, (“MOA”) which asserts claims against IDI Global and IDI Small Business.  IDI Global has denied the allegations of MOA and HG and filed counter-claims asserting that MOA and HG breached agreements between the parties on numerous occasions.  IDI Global believes that MOA and HG’s actions have caused IDI Global to incur substantial damages, including the loss of hundreds of thousands of dollars in net operating income which IDI Global believes MOA and HG misappropriated and diverted from IDI Global’s St. George call center.

Kevin Griffith, the CEO of IDI Global, said, “In January 2005, IDI Global paid MOA and HG $1.8 million dollars and agreed to issue 4,356,436 shares of IDI Global stock as consideration for assets purchased from HG, including a continuing stream of high quality leads for our call centers.  HG and MOA were contractually obligated to provide leads that would generate at least $150,000 in net income per month for the first two years after the closing. However, in February of this year, HG and MOA stopped performing and took other actions which have substantially harmed IDI Global, including taking control of our St. George call center.  Because of the significant loss of income caused by these actions IDI Global has determined that it is in the best interest of the company to file for Chapter 11 reorganization and restructure its operation with the appropriate legal action to prove its claims against MOA and HG.  We intend to pursue additional claims against HG and MOA in the Bankruptcy Court.”

Mr. Griffith continued, “IDI Global is confident about the merits of its claims against MOA and HG.  IDI Global intends to emerge from the Chapter 11 proceeding with an acceptable reorganization plan which will allow for continued operations and success.”

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This release, other than historical information, consists of forward-looking statements that involve risks and uncertainties, such as the Company's ability to prevail on its claims against Mentoring of America and HG Marketing, and the Company’s future revenue and operating profits during and after the bankruptcy proceedings. Readers are referred to the documents filed by IDI Global with the Securities and Exchange Commission, specifically the Company's most recent reports on Forms 10-KSB and 10-QSB, that identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements. IDI Global and its affiliates disclaim any intent or obligation to update these forward-looking statements.

Corporate Contact:

IDI Global Inc.

Mark Hildebrandt

1-801-224-4444

SOURCE:  IDI Global Inc.

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